Exhibit 2.1

STOCK PURCHASE AGREEMENT

Note: certain information has been excluded because it is not material and would be competitively harmful if publicly disclosed. All excluded information has been replaced by the following notation: “[***]”.

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of October, 2026 (the “Effective Date”) by and among ANTIBODIES INCORPORATED, a California corporation (“Buyer”), ENCOR BIOTECHNOLOGY INC., a Florida corporation (“Company”), GERRY SHAW, an individual residing in Florida (“Shaw”), UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INCORPORATED, a Florida not-for profit corporation (“UoF”), and the Employee Shareholders listed on the signature page to this Agreement (collectively, the “Employee Shareholders” and, together with Shaw and UoF, collectively, “Sellers” and each, a “Seller”).

EXPLANATORY STATEMENT

The Company is engaged in the business of antibody manufacturing, distribution and sales. Sellers collectively own all of the issued and outstanding shares of the Company’s capital stock, and desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares the Company’s capital stock on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, for the mutual consideration set out herein, the parties hereto agree as follows:

1.           Definitions; Rules of Construction.

1.1.  For purposes of this Agreement, the terms set forth below shall have the following meanings:

Agreement – As defined in the introductory paragraph of this Agreement.

Authorizations – As defined in Section 7.18.

Base Balance Sheet – The internally prepared balance sheet of the Company as of March 31, 2026 attached hereto as Exhibit A.

Base Purchase Price – $17,000,000.00

Business – The business heretofore operated by the Company as described in the Explanatory Statement hereto.

Buyer – As defined in the introductory paragraph of this Agreement.

Buyer’s Lender – Santander Bank, N.A.

Claim – As defined in Section 14.4.

Closing – The closing of the transactions contemplated by this Agreement.

Closing Date – October 20, 2026, or such earlier date upon which all of the Buyer Closing Conditions and Seller Closing Conditions have been satisfied and the parties mutually agree to close.

Closing Date Payment – As defined in Section 3.2.2.

Closing Working Capital – As defined in Section 3.4.

Code – The Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

Company – As defined in the introductory paragraph of this Agreement.

Company Assets – All of the assets of the Company (whether real or personal property), with the exception of the Excluded Assets, and including those assets listed on Schedule 1.1(a), (but, unless excluded as provided below, whether or not so listed are included in the Company Assets), the Company’s customer lists and information for the past five (5) years and related current and historical business records created or maintained by the Company relating to active and inactive customers and business for the past five (5) years and any prospective customers (including, in all instances, pricing information charged by the Company and internal costing and vendor information as to transportation services); all of the Company’s cash and cash equivalents; all of the Company’s accounts receivable; all of the Company’s security deposits; all equipment, vehicles, parts, tools, computers, computer equipment and computer software and other assets; all inventory related to the operation of the business including all raw materials, in-process inventory and finished goods as disclosed on Schedule 7.15 (“Inventory”); all associated computerized information relating to such business and customers; all technology, methods, processes and systems used by the Company in its business, including but not limited to all cellular analysis, protein and immunoassay development technology, methods, processes and systems; all information relating to current, historical and planned marketing and sales of goods and services; all interest in any names used by the Company or its predecessors in the past five (5) years and all Intellectual Property utilized in connection therewith; all Intellectual Property owned or licensed by the Company and used in the Business; all local, 800 and international telephone and telefax numbers utilized by the Company in connection with its businesses; all goodwill; the right to use the premises covered by the Facility Leases; all furniture, fixtures and equipment used in or held for use in the space covered by the Facility Leases or in connection therewith (subject to dispositions or replacements prior to the Closing in the ordinary course of business); all rights of the Company from and after the Closing Date under vendor, customer and sales representative contracts of the Company in connection with its business; all transferable governmental licenses or authorizations with respect to the conduct of the Business; all other transferable licenses pursuant to which any assets used in the Business are used; all prepaid rents, utility bills, license fees and other prepaid expenses of the Company; all Proprietary Information of the Company; and all other tangible and intangible assets of the Company.

Company Group – The Company and, following the Closing, Buyer and any of its affiliates and subsidiaries (including the Company).

Company Stock – As defined in Section 2.1.

Contracts – As defined in Section 7.18.

Confidential Information – As defined in Section 13.4.

Employee Benefit Plans – As defined in Section 3(3) of ERISA, written or unwritten.

Employee Shareholder(s) – As defined in the introductory paragraph to this Agreement.

Employee Shareholders Payment – An amount equal to Six Hundred Eighty Thousand Dollars ($680,000.00) minus four percent (4%) of the Indebtedness Amount.

Employment Agreement – An employment agreement by and between the Company and Shaw (as defined herein), in form mutually agreed between Buyer and Shaw, whereby the Company will engage Shaw as its employee post-closing.

ERISA – The Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

Excluded Assets – The items listed on Schedule 1.1(b).

Facilities or Facility – The leased office and lab space and other real property occupied by the Company as part of the Business, as more specifically set forth on Schedule 7.14.

Facility Leases – The leases for each Facility, as more specifically set forth on Schedule 7.14.

Fundamental Representation(s) – Each of the representations and warranties in Section 7.1 (Existence and Good Standing), Section 7.2 (Capitalization), Section 7.3 (Title to Company Stock; Options), Section 7.5 (No Restrictions), Section 7.6 (Power and Authority), Section 7.7 (No Violations), Section 7.9 (Title to Property and Related Matters), Section 7.10 (Intellectual Property), Section 7.13 (Undisclosed Liabilities), Section 7.17 (Tax Matters) Section 7.23 (Employees), Section 7.24 (Employee Benefit Plans), Section 7.25 (Severance Obligations) and Section 7.26 (Environmental). For the avoidance of doubt, the foregoing section references include each section’s subsections.

GAAP  –  United States generally accepted accounting principles.

Indebtedness – Excepting any indebtedness expressly identified on Schedule 1.1(a), all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

Indebtedness Amount – As defined in Section 3.2.1 of this Agreement.

Integration Date – The date on which the Business has been successfully integrated into Buyer’s (or its subsidiaries’) operations, which date shall be determined in the reasonable discretion of Buyer; provided that Buyer and Sellers shall use commercially reasonable efforts to cause the Integration Date to occur prior to the first (1st) anniversary of the Closing Date.

Intellectual Property – All (i) patents and patent applications, (ii) registered trade names, trade dress, logos, slogans, internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration, and all goodwill symbolized thereby, (iii) registered copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (iv) rights under applicable United States state trade secret laws as are applicable to know-how and confidential information, (v) computer software (including, without limitation, source code, executable code, data, databases and documentation), and (vi) moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (patentable or not) and all other intellectual property and proprietary rights (registered or unregistered, and any application or rights to enforce the foregoing), and all other similar rights as they may exist anywhere in the world.

Landlord – The owner of the real property where the Facilities are located.

Losses – As defined in Section 14.3.

[***]

[***]

New Facility Lease – As defined in Section 9.9.

Personal Seller Representations – Sections 7.3, 7.4, 7.6.2, 7.7.2, 7.8.2, 7.17.2, 7.22.2, and 7.32 (as to the foregoing representations only).

Purchase Price – As defined in Section 3.1.

Restricted Period – The period commencing on the Closing Date and ending five (5) years after the Closing.

Retained Obligations – As defined in Section 2.2.

SEC  –  United States Securities and Exchange Commission.

Seller(s) – As defined in the introductory paragraph of this Agreement.

Seller Representative – As defined in Section 32.

Securities Act  –  The Securities Act of 1933, as amended.

Shaw – As defined in the introductory paragraph of this Agreement.

Shaw Closing Payment – An amount equal to Nine Million Two Forty Thousand Dollars ($9,240,000.00) minus eighty-four percent (84%) of the Indebtedness Amount.

UoF – As defined in the introductory paragraph of this Agreement.

UoF Closing Payment – An amount equal to Two Million Forty Thousand Dollars ($2,040,000.00) minus twelve percent (12%) of the Indebtedness Amount.

Withheld Amounts – As defined in Section 14.5.

Working Capital – An amount equal to: (a) the value of all of the Company’s current assets (including, without limitation, all amounts on deposit in the Company’s bank accounts, accounts receivable, raw materials inventory, parts inventory, assemblies inventory, finished goods inventory, prepaid expenses and intercompany exchange), less (b) the value of all of the Company’s current liabilities (including, without limitation, the Company’s accounts payable, sales tax payable, deductions payable, federal payroll taxes payable, state payroll taxes payable, child support deductions, wages payable, bonuses payable and vacation payable).  For the avoidance of any doubt, the value of current assets and current liabilities shall be determined in accordance with the same accounting principles used in the preparation of the Base Balance Sheet.

Working Capital Adjustment – As defined in Section 3.4.

Working Capital Determination Deadline – As defined in Section 3.4.

1.2.        The Explanatory Statement is hereby incorporated into this Agreement and made a part hereof.

1.3.        The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

1.4.        References in this Agreement to the “knowledge” of an entity shall mean the actual or constructive knowledge of the officers, managers or trustees of such entity, to the extent applicable, and with respect to the Company, and shall specifically include the knowledge of Shaw.

1.5.        Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa.  The term “including” is not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or”.  The words “hereof,” “herein,” “hereby,”, “hereto”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified.

2.           Purchase of Company Stock; Retention of Liabilities.

2.1.        On the terms and subject to the conditions set forth in this Agreement, Sellers hereby agree to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase, accept and assume from Sellers, on the Closing Date, all of the right, title and interest of Sellers in and to the issued and outstanding shares of Company’s capital stock, constituting 100% of the Company’s capital stock (the “Company Stock”).  Buyer, at its option, may designate one or more direct or indirect subsidiaries or affiliates of Buyer to acquire the Company Stock at the Closing.

2.2.        Prior to the Closing, Sellers or their designees other than the Company, will assume the obligations of the Company listed on Schedule 2.2 (the “Retained Obligations”).

3.           Consideration.

3.1.        Purchase Price. The consideration for all shares of the Company Stock  shall be the Base Purchase Price, plus/minus the Working Capital Adjustment (if any) (the “Purchase Price”).

3.2.        Timing and Manner of Payment. Buyer shall pay the Purchase Price as follows:

3.2.1.    At the Closing, an amount sufficient to pay all Indebtedness of the Company as of the Closing to the holders of such Indebtedness on behalf of the Company (the “Indebtedness Amount”).

3.2.2.    At the Closing, an amount equal to (a) the UoF Closing Payment to UoF, (b) the Employee Shareholders Payment to the Employee Shareholders (split equally between them), and (c) the Shaw Closing Payment to Shaw (collectively, the “Closing Date Payment”), in each case, by wire transfer of immediately available funds by or on behalf of Buyer pursuant to instructions provided by Seller Representative.

3.2.3.    On the first anniversary of the Closing Date (or, if the Integration Date has not occurred by such first anniversary, then on the Integation Date) (the “First Deferred Payment Date”), an amount equal to One Million Six Hundred Eighty Thousand Dollars ($1,680,000.00) plus/minus the Working Capital Adjustment to Shaw by wire transfer of immediately available funds by or on behalf of Buyer pursuant to instructions provided by Seller Representative.

3.2.4.    On the second anniversary of the Closing Date, an amount equal to One Million Six Hundred Eighty Thousand Dollars ($1,680,000.00) to Shaw by wire transfer of immediately available funds by or on behalf of Buyer pursuant to instructions provided by Seller Representative.

3.2.5.    On the third anniversary of the Closing Date, an amount equal to One Million Six Hundred Eighty Thousand Dollars ($1,680,000.00) to Shaw by wire transfer of immediately available funds by or on behalf of Buyer pursuant to instructions provided by Seller Representative.

3.3.        Intentionally Omitted.

3.4.        Working Capital Adjustment. Schedule 3.4 contains a true and complete list and brief description of any and all accounts receivable and accounts payable of the Company as of the Effective Date; Seller Representative shall deliver an updated Schedule 3.4 as of the Closing Date. Within ninety (90) days after the Closing Date (the “Working Capital Determination Deadline”), Buyer shall calculate the Closing Working Capital based on the updated Schedule 3.4 and any and all other information available to Buyer respecting the Company’s current assets and liabilities as of the Closing Date and deliver to Seller Representative a statement setting forth such calculation.  Buyer’s calculation of the Closing Working Capital shall be binding and conclusive absent manifest error. If the Company’s Working Capital as of the Closing Date (the “Closing Working Capital”) is less than $250,000.00, the payment due on the First Deferred Payment Date shall be reduced by an amount equal to the shortfall (i.e. $250,000.00 less the Closing Working Capital); if the Closing Working Capital is greater than $250,000.00, the payment due on the First Deferred Payment Date shall be increased by an amount equal to the excess (i.e. Closing Working Capital less $250,000.00) (such reduction or increase to the payment due on the First Deferred Payment Date, the “Working Capital Adjustment”).

4.           Intentionally Omitted.

5.           Closing.

5.1.        The Closing shall take place on the Closing Date at such time and place, and in such a manner, as shall be agreed upon by the parties hereto, time being of the essence.

5.2.        At the Closing (i) each of the Sellers will assign and transfer to Buyer all of their respective right, title and interest in and to the Company Stock, free and clear of all liens, security interests, claims or encumbrances, by delivery of a duly executed Assignments Separate from Stock Certificate in the form of Exhibit B attached hereto and (ii) the parties shall deliver the certificates and other contracts, documents and instruments required to be delivered by them, respectively, as set forth in Sections 10 and 11.

5.3.        If, prior to the Closing, any of the Company Assets are destroyed, damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be a Company Asset.  Sellers shall not, at any time prior to the Closing, permit or cause the Company to distribute or otherwise spend such proceeds or award without the consent of Buyer.  At the Closing, to the extent any such insurance proceeds or condemnation awards were received by Sellers, Sellers shall return such proceeds or awards to the Company, and Sellers shall assign to or assert for the benefit of the Company all of their rights against any insurance companies, governmental or regulatory authorities and others with respect to such damage, destruction or condemnation.

6.           Representations and Warranties of Buyer.

Buyer represents and warrants to the Company and Sellers as follows:

6.1.        Buyer Existence and Good Standing. Buyer: (i) is a corporation duly organized, validly existing and in good standing under the laws of California; (ii) has the corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted by it; and (iii) is, or has filed for qualification to be, duly licensed, qualified and authorized to do business as a foreign corporation in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized or in good standing will have a material adverse effect on the business or properties (owned, leased or operated) of such entity, and is not aware of any reason for which any such filing for qualification will not be effective without cost above customary filing fees and expenses.

6.2.        Power and Authority; Authorization. Buyer has full power and authority to enter into, execute and deliver this Agreement, and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all officers and directors of Buyer, subject to all contingencies set forth herein.  This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of Buyer and are the legal, valid and binding obligations of Buyer in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

6.3.        No Violations. The execution, delivery and performance of this Agreement by Buyer (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval or filing under (except as set forth in Section 6.4), any law, ordinance or regulation binding on any such entity, and (ii) will not

(a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge or encumbrance upon, Buyer’s properties, assets or businesses, pursuant to its articles of incorporation or bylaws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract or other instrument or agreement to which such entity or any of its subsidiaries is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which such entity or any of its assets or properties is bound.  Neither Buyer, nor any of its subsidiaries, assets or properties is subject to or bound or affected by any article of incorporation or by‑law provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent such entity from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to such entity and, with or without being cured, will not prevent such entity from continuing its business in the ordinary course.

6.4.        Approvals Required. Except as set forth on Schedule 6.4, no approval, authorization, consent, clearance, order or other action of, or filing with, any person, firm or corporation, or any court, administrative agency or other governmental authority, or any governmental or non-governmental trade group, is required by Buyer in connection with the execution and delivery by Buyer of this Agreement or the performance by Buyer of the transactions described herein.

6.5.        Accuracy of Representations. All representations and warranties with respect to Buyer are true and correct as of the date hereof.  This Agreement does not contain any untrue statement of a material fact with respect to Buyer or omit to state any material fact with respect to Buyer necessary to make the statements contained herein not misleading.

7.           Representations and Warranties of the Company and the Sellers.

The Company and Shaw (jointly and severally as to each other) and each other Seller (as to herself, himself or itself only severally and not jointly) represent and warrant to Buyer as follows:

7.1.        Existence and Good Standing. The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida; (ii) has the corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted by it; and (iii) is duly licensed, qualified and authorized to do business as a foreign entity in, and in good standing in, each jurisdiction in which failure to be so licensed, qualified, authorized or in good standing will have a material adverse effect on the business or properties (owned, leased or operated) of the Company.

7.2.        Capitalization. The Company is authorized to issue a single class of stock and the total authorized capital stock of the Company currently consists of 100,000 shares of common stock, of which 100,000 shares are issued and outstanding and held by Sellers as set forth on Schedule 7.2. All shares of Company Stock have been duly authorized, validly issued, fully paid and non-assessable, and are free and clear of all liens and encumbrances. All shares of Company Stock have been issued in compliance with applicable laws. No shares of Company Stock have been issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. No stock certificates (or similar instruments) have ever been issued in connection with the issuance of any Company stock except for those listed on Schedule 7.2 and, pursuant to Section 11.3, provided to Buyer at or prior to the Closing Date. For the avoidance of doubt, the common stock is the only type or class of stock authorized by the Company.

7.3.        Title to Company Stock; Options.  Each Seller has good and marketable title to its shares of Company Stock, free and clear of any lien, claim or encumbrance.  There are no outstanding or authorized options, warrants, calls, subscriptions, rights, convertible securities, commitments, agreements or understandings of any character obligating the Company or any equity owner of the Company to issue any equity interests of any class or securities convertible into, or evidencing the right to purchase, any equity interests of any class in the Company.  Each Seller also confirms that, as of the date hereof, any and all amounts owed to such Seller from the Company (as a dividend, payment for services or otherwise) have been paid in full and such Seller does not have any claims in respect of any amount due from the Company for any period prior to Closing.

7.4.        Conduct of Business; Subsidiaries. The Sellers, excluding UoF, have engaged in the Business exclusively through the Company.  The Company does not have any subsidiaries and the Company does not own, directly or indirectly, any interest in or control any corporation, partnership, joint venture or other business association.

7.5.        No Restrictions. Without limiting the generality of other representations and warranties contained herein, the Company has maintained its own records with respect to its customers and Business. Such records and products are the sole property of the Company, and neither the Company nor any Seller is prohibited from disclosing and transferring to Buyer any such information, including but not limited to information regarding the protein and antibody technology used in the Business, pursuant to the terms of any agreement.

7.6.        Power and Authority; Authorization.

7.6.1.    The Company has full power and authority to enter into, execute and deliver this Agreement, and to perform each of its obligations hereunder.  The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by the directors and stockholders of the Company.  This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of the Company.  This Agreement, and the other documents required to be executed by the Company in connection herewith, are the legal, valid and binding obligations of the Company in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

7.6.2.     Each Seller has the full power and authority to enter into, execute and deliver this Agreement, and to perform each of their obligations hereunder. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Effective Date, duly executed and delivered by each Seller.  This Agreement, and the other documents required to be executed by each Seller in connection herewith, are (or as the case may be, will be) the legal, valid and binding obligations of each Seller in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

7.7.        No Violations.

7.7.1.    The execution, delivery and performance of this Agreement by the Company and Sellers (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval or filing under (except as set forth in Section 7.8), any law, ordinance or regulation binding on the Company, and (ii) will not

(a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge or encumbrance upon, any equity interests in the Company or any of its properties, assets, or businesses, pursuant to the Company’s articles of incorporation or bylaws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract or other instrument or agreement to which the Company is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which the Company or any of its respective assets or properties is bound.  Neither the Company nor any of its respective assets or properties is subject to or bound or affected by any constituent instrument provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent the Company from entering into, or performing its obligations under, this Agreement, except for such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to the Company and, with or without being cured, will not prevent the Company from continuing its business in the ordinary course.  The Company is not bound by any non-competition, franchise, service or other agreement which would prohibit or restrict the Company from entering into this Agreement or performing any of its obligations under this Agreement or any other instrument contemplated by this Agreement.

7.7.2.    The execution, delivery and performance of this Agreement by each Seller (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval or filing under (except as set forth in Section 7.8), any law, ordinance or regulation binding on such Seller and (ii) will not

(a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, or

(b) result in the creation of any claim, lien, charge or encumbrance upon, any equity interests in the Company or any of its properties, assets, or businesses, pursuant to such Seller’s articles of incorporation, bylaws or other governing documents, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract or other instrument or agreement to which such Seller is a party, or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which such Seller or any of its respective assets or properties is bound. Neither such Seller nor any of its respective assets or properties, is subject to, or bound or affected by, any constituent instrument provision, debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, other instrument or agreement, judgment, order, writ, decree, injunction, law, statute, ordinance or regulation, or any other restriction of any kind or character, which would prevent such Seller from entering into, or performing its obligations under, this Agreement.  Without limiting the generality of the foregoing, each Seller severally represents and warrants to Buyer that it is not bound by any non-competition, franchise, service or other agreement which would prohibit or restrict such Seller from entering into this Agreement or performing any of its obligations under this Agreement or any other instrument contemplated by this Agreement.

7.8.        Approvals Required.

7.8.1.    Except as set forth on Schedule 7.8, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation, any court, administrative agency or other governmental regulatory authority, or any governmental or non-governmental trade group, is required of the Company or any Seller in connection with the execution and delivery by the Company of this Agreement or the performance by the Company of the transactions described herein and for the operation of the Business by Buyer following the Closing.

7.8.2.    Except as set forth on Schedule 7.8, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation, any court, administrative agency or other governmental regulatory authority, or any governmental or non-governmental trade group, is required of any Seller in connection with the execution and delivery by such Seller of this Agreement or the performance by such Seller of the transactions described herein and for the operation of the Business by Buyer following the Closing.

7.9.        Title to Property and Related Matters. Except for the liens listed on Schedule 7.9, all of which shall be released prior to or on the Closing Date, on the date hereof, the Company has, and on the Closing Date will have, good and marketable title to all assets and properties used in the Business of any kind or character, free and clear of any liens or encumbrances, and all such assets and properties are reflected on the Base Balance Sheet (subject to dispositions or replacements prior to the Closing in the ordinary course of business).  With the exception of the Excluded Assets, the Company Assets constitute all of the assets and properties used in the Business of any kind or character as heretofore conducted.  Except for matters that may arise in the ordinary course of business, the Company’s material assets are in good operating condition and repair, reasonable wear and tear and normal obsolescence excepted.  To the best of the knowledge of the Company, there does not exist any condition or agreement that materially interferes with the use of the Company Assets in the conduct of the Business in the ordinary course.  The Company has no interest in real property other than as lessee of the Facility or Facilities, as the case may be.

7.10.        Intellectual Property. Schedule 7.10 contains a true and complete list and brief description of all Intellectual Property required or used in the Business, other than licenses to use “off-the-shelf” commercial software included with the equipment that constitute part of the Company Assets (none of which licenses are material).  Except as listed on such Schedule and such licenses to use “off-the-shelf” commercial software, no license, trademark, trade name, service mark or copyright is required or used in the Business.  There are no pending or, to the knowledge of the Company or any Seller, threatened proceedings asserting that the use of any licensed Intellectual Property by the Company infringes upon or misappropriates any Intellectual Property rights of any person, except as set forth on such Schedule.  Neither the Company nor any Seller has received any written notice or allegation of invalidity, infringement or misappropriation from any person or governmental authority with respect to any Intellectual Property rights, except as set forth on such Schedule.  The Business, as currently conducted does not infringe the Intellectual Property rights of a third party, except as set forth on such Schedule.  Each of the past and current employees, officers, directors, managers, independent contractors or other service providers of the Company has executed a valid and enforceable confidentiality and assignment of inventions agreement with respect to all Intellectual Property of the Company, except as set forth on such Schedule.

7.11.        Financial Information. Buyer has been provided with true, correct and complete copies of the financial reports listed on Schedule 7.11 as of the date hereof, and updated copies of said reports shall be provided prior to the Closing.  All financial information and reports of the Company delivered or to be delivered to Buyer prior to the Closing pursuant to the terms hereof are (or will be when delivered) accurate and complete in all material respects and fairly present the Company’s financial position as at the dates set forth therein and the results of its operations for the periods reflected therein.  All such financial statements have been prepared in conformity with GAAP (or such other accounting principles disclosed to and reasonably acceptable to Buyer) applied on a basis consistent with that of prior periods, except that such financial statements will not contain footnotes and will contain reasonable estimates, subject to adjustment, of accruals, deferrals and reserves consistent with past practices.  Without limiting the generality of the foregoing, such financial information and reports do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial information and reports not misleading.  The Company has always used the fiscal year ending December 31 as its fiscal year.

7.12.        Customer Accounts. All of the Company’s customer accounts listed on Schedule 7.12 are actual active accounts of the Company prior to the Closing Date. The Company has no knowledge that any such customer account will not be a customer of the Company or Buyer following the Closing with the volume of business substantially the same as the volume of business conducted by the Company prior to the Closing.

7.13.        Undisclosed Liabilities. Except as disclosed in the financial information and reports referred to in Section 7.11 or otherwise in writing to Buyer, as of the date of the Base Balance Sheet, the Company has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on a balance sheet prepared in conformity with GAAP (or such other set of accounting principles disclosed to and reasonably acceptable to Buyer), and since the date of the Base Balance Sheet, the Company has incurred no such liability or obligation other than in the ordinary course of business and in amounts consistent with historic business operations.

7.14.        Facilities.

(i)         Facilities. Schedule 7.14 contains a complete and accurate list and description of Facilities leased or used by the Company and its subsidiaries and the following terms of the Facility Leases: (a) a general description of the leased property, (b) the term thereof, (c) the applicable rent and (d) any requirements for the consent of third parties to assignments thereof.

(ii)         Facility Leases. The Company has delivered a true and correct copy of the Facility Lease(s), if any, to Buyer prior to the date hereof, and the Company has an enforceable right to occupy and use the Facilities in accordance with such terms.

(iii)       Actions; Governmental Commitments. There are no pending condemnation proceedings, administrative proceedings or other actions against the Company with respect to any Facility or Facility Lease, or to the knowledge of the Company, pending or threatened condemnation proceedings, administrative proceedings or other actions with respect to any Facility or Facility Lease. No commitments have been made to any governmental authority relating to any Facility which would impose an obligation upon Buyer or its successors or assigns to make any contributions of money (except customary real estate taxes) or dedications of land, or to construct, install or maintain any improvements of a public or private nature on or off any Facility.

(iv)         Leases or Other Agreements. The Company has not entered into any subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements written or oral, with respect to the areas of any Facility leased by the Company.

(v)         Use of Facilities. The Company enjoys peaceful and undisturbed possession of all Facilities, subject to the rights of the fee owners and the Facility Lease(s), and the Company has performed or will perform all the obligations required to be performed by it under the Facility Lease(s) though the date hereof and the Closing Date.

(vi)        Certificate of Occupancy. The Company has received all required approvals of governmental authorities (including permits and a certificate of occupancy or other similar certificate permitting lawful occupancy by the Company of the Facilities) required in connection with the Company’s operation of the Facilities.

(vii)       Utilities. The Facilities are supplied with utilities (including water, sewage, disposal, electricity, internet and telephone) and other services necessary for the operation of the Facilities as currently operated, and, to the knowledge of the Company and Seller, there is no condition which would result in the termination of any such utility services.

(viii)        Improvements, Fixtures and Equipment. None of the leasehold improvements is subject to any commitment or other arrangement for their sale or use by an affiliate of the Company or any third party that would materially interfere with the use thereof.

(ix)          No Special Assessment. The Company has not received notice of any special assessment relating to any Facility or any portion thereof and, to the knowledge of the Company, there is no pending or threatened special assessment with respect thereto.

(x)           Defaults; Violations. The Company has not received any notice from any mortgagee, insurer, governmental authority or other entity advising the Company of (a) the existence of any default with respect to any Facility, or (b) the violation of any zoning, subdivision, health, land, building, use or other laws, codes or regulations applicable to any Facility.

(xi)          Underground Storage Tanks. There are no underground storage tanks located underneath any Facility.

(xii)        Miscellaneous. The Company is not aware of any of the following at any Facility: (a) any encroachments, easements or matters of title that may affect such Facility; (b) flooding, drainage or grading problems; (c) structural modifications or other alterations or repairs made without necessary permits; (d) any settling from any cause or slippage, sliding or other soil problems; or (e) any zoning violations or violations of setback requirements.

7.15.        Inventory. A true, correct and complete accounting of the Inventory as of the date hereof is set forth on Schedule 7.15, which Schedule shall be updated as of the Closing Date.  The Inventory: (a) is of such quality and quantity as to be usable and saleable in the ordinary course of business; and (b) to Company’s knowledge, is free of any material defect or deficiency.  The Inventory maintained by the Company is adequate for the conduct of the operations of the Business in the ordinary course.

7.16.        Material Adverse Change. Except as set forth in Schedule 7.16 or as otherwise reflected herein, since the date of the Base Balance Sheet through the date hereof and as of the Closing Date, the business of the Company has been operated in the ordinary course and there has not been:

(i)         Any actual or, to the knowledge of the Company, any threatened, material adverse change in the business, condition (financial or otherwise), results of operations, prospects, properties, assets, liabilities, earnings, net worth or prospects thereof, except for the general effects of present economic conditions or conditions affecting the life sciences industry generally;

(ii)         Any material damage, destruction or casualty loss (whether or not covered by insurance) affecting the Company, the Company Assets, properties or business;

(iii)      Any statute, rule, regulation or order adopted (including orders of regulatory authorities with jurisdiction over the Company or its business) that materially and adversely affects the Company, the Company Assets or the Business, other than any statute, rule, regulation or order affecting the life sciences industry in general;

(iv)       Any increase in, or commitment to increase, the wage, salary, commissions, bonus, employee benefit rate or other compensation payable or to become payable to any of the Company’s employees, provided, however, that this paragraph shall not restrict or limit the Company in any way from hiring additional personnel who are required for its operations in the usual course of business consistent with past practices;

(v)          Any lien placed on any of the Company Assets;

(vi)         Any sale, assignment, transfer, lease, disposition of, or agreement to sell, assign, transfer, lease or dispose of, any of the Company Assets, except for dispositions of personal property in the ordinary course of business;

(vii)         Any acquisition or lease by the Company of any assets or property of any other party except for supplies in the ordinary course of business and acquisitions of personal property in the ordinary course of business;

(viii)        Any collective bargaining agreement or commitment by the Company or any liability incurred by the Company to any labor organization or other material change in employee relations;

(ix)          Any capital expenditure by the Company in excess of $25,000.00 or outside the ordinary course of business;

(x)           Any change by the Company in the nature of its business or its methods, principles or practices of accounting;

(xi)         To the knowledge of the Company and Seller, the loss by the Company of any supplier(s), vendor(s), customer(s) or employee(s), which loss (individually or in the aggregate) has had or is reasonably expected to have a material adverse effect on the Company’s financial condition, results of operation, business or prospects;

(xii)         (a) Any indebtedness incurred by the Company with respect to the conduct of the Business in an aggregate principal amount exceeding $25,000.00 (net of any amounts discharged during such period), or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any indebtedness of or owing to the Company with respect to the conduct of the Business;

(xiii)         Other than as set forth on Schedule 7.16, any declaration or payment of any distribution in respect of the equity interests in the Company, or other payment to the equity owners of the Company in their capacity as such;

(xiv)         Any entering into, any amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (a) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to Section 7.18 or (b) any Authorization included on Schedule 7.18;

(xv)         To the Company’s knowledge, any other events or conditions of any character specifically related to the business or operations of the Company that may reasonably be expected to have a material adverse effect on the Company or its business or financial condition, except for the general effects of present economic conditions; or

(xvi)         Any agreements or commitments to do any of the foregoing.

7.17.        Tax Matters.

7.17.1.    The Company and Sellers have filed all federal, state, local and foreign tax or related returns and reports due or required to be filed with respect to the Company’s business and earnings, which reports accurately reflect, in all material respects, the amount of taxes due.  The Company and Sellers have paid all taxes or assessments that have become due with respect to the Company’s business and earnings, other than taxes or charges being contested in good faith or not yet finally determined.  Complete and correct copies of the income tax returns of the Company, together with attached schedules, for the three taxable years ended 2022 through 2025, as filed with all federal and state taxing authorities were supplied to Buyer prior to the date hereof.  All information reported on such returns is true, accurate and complete.  The Company has not adopted a plan of complete liquidation under the Code or filed a consent pursuant to Section 341(f) of the Code. There are no tax liens or governmental claims with respect to any properties owned by the Company.

7.17.2.    Each Seller has filed all federal, state, local and foreign tax or related returns and reports due or required to be filed with respect to its business and earnings from the Company, which reports accurately reflect in all material respects the amount of taxes due.  Each Seller has paid all taxes or assessments that have become due with respect to its business and earnings from the Company, other than taxes or charges being contested in good faith or not yet finally determined.

7.18.        Agreements and Authorizations. Schedule 7.18 contains a true and complete list and brief description of all written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions and other instruments (“Contracts”) to which the Company is a party or by which the Company or its assets may be bound involving: (a) required payments in any consecutive twelve (12) month period, or otherwise representing required annualized costs to the Company, of $25,000.00 or more; or (b) representing required aggregate payments by the Company of $25,000.00 over the term of any such agreement or arrangement (without regard to the amount of annualized payments or costs).  Schedule 7.18 also contains a true and complete list and brief description of all governmental licenses, permits, authorizations and material non-governmental licenses, franchises and agency arrangements necessary to operate the Company Business as heretofore operated (“Authorizations”).  True and correct copies of all items set forth on such Schedule have been made available to Buyer.  Except as disclosed on such Schedule, each such Contract and Authorization is valid and binding in full force and effect.  No event has occurred which would constitute (whether with or without notice, lapse of time or the happening or occurrence of any other event) a material default by the Company under any of the Contracts or Authorizations set forth in such Schedule.  The Company is not aware of any material default by the other parties to such Contracts or Authorizations.

7.19.        Compliance; Governmental Authorizations. The Company has heretofore complied in all material respects with all U.S. and foreign federal, state, local or foreign laws, ordinances, regulations and orders applicable to its business, including without limitation, federal and state aviation, shipping and trucking laws that, if not complied with, would materially and adversely affect its business. The Company has all federal, state, local and foreign governmental licenses and permits necessary for the conduct of its business and such licenses and permits are in full force and effect.  The Company knows of no violations of any such licenses or permits.  No proceedings are pending or, to the Company’s knowledge, threatened to revoke or limit the use of such licenses or permits.

7.20.        Litigation. Except as set forth in Schedule 7.20, except for claims of vendors the accounts of which are included in an accounts payable report provided to Buyer as of the date hereof (and updated as of the Closing Date), there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending against the Company or any of its assets or business, whether at law or in equity, or before or by any federal, state, municipal, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor does the Company know of a threat of, or any basis for, any such action, suit, claim, investigation or proceeding.

7.21.        Insurance. Attached hereto as Schedule 7.21 is a list of all insurance policies of the Company, setting forth the name of the insurer, a description of the policy, the amount of coverage, the amount of the premium and the expiration date.  All of the Company’s insurable properties and assets are insured, and have been consistently insured for the prior five (5) years, for the Company’s benefit, under such policies of fire, casualty and other insurance as are customarily obtained to cover comparable properties and assets by businesses in the region in which such properties and assets are located, in amounts, scope and coverage which are adequate and reasonable in light of existing conditions.  Each insurance policy relating to the insurance referred to in this Section is valid and enforceable.  The Company has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, nor has it permitted a lapse in any of its insurance policies at any time during the prior five (5) years.  Schedule 7.21 also contains a list and brief description of all claims filed within the five (5) years preceding the date hereof or threatened to be filed by the insureds or, if known to the Company, third‑parties under any insurance policies, a summary of all information available to the Company which pertains to the future costs of its insurance and a description of the workers’ compensation experience rating of the Company.

7.22.        Bankruptcy.

7.22.1.    Neither the Company nor Shaw has any knowledge or expectation that any petition for relief will be filed by the Company, or any case commenced against the Company under the Bankruptcy Code or any similar federal or state statute. The Company has not applied for or consented to the appointment of, or taking of possession by, a receiver, custodian, trustee or liquidator of itself or any of their respective properties or made a general assignment for the benefit of creditors.  The Company is not insolvent.

7.22.2.    With respect to each Seller, such Seller has no knowledge or expectation that any petition for relief will be filed by it, or any case commenced against it under the Bankruptcy Code or any similar federal or state statute. With respect to each Seller, such Seller has not applied for or consented to the appointment of, or taking of possession by, a receiver, custodian, trustee or liquidator of itself or any of its properties or made a general assignment for the benefit of creditors. With respect to each Seller, such Seller is not insolvent.

7.23.        Employees. Neither the Company nor any of its employees is subject to any collective bargaining agreement, no petition for certification or union election is pending with respect to the employees of the Company, and no union or collective bargaining representative has sought, to the knowledge of the Company, such certification or recognition with respect to the employees of the Company at any time during the past three (3) years.  The Company has not entered into any written or oral employment agreement or become obligated under any other document, policy or practice which gives to any person a right to employment or compensation.  All of the Company’s employees can be terminated at will.  The Company is neither in breach of, nor has taken any action which would constitute a breach of, any oral or written agreements or understandings respecting employment.  All obligations of the Company, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation, holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or employees as of the date hereof (including all required taxes, insurance and withholding thereon) have been paid as of the date hereof. Schedule 7.23 contains a true, complete and accurate list of all persons who are employed by the Company, including their positions, salaries, date of hire, full/part-time status, “exempt”/“non-exempt” status, garnishment status, accrued and unused vacation (or paid time off) and leave status.

7.24.        Employee Benefit Plans. Schedule 7.24 contains a true, complete and accurate list of all Employee Benefits Plans which Company is, or was in the past five (5) years, a party, contributor to or sponsor of, written or unwritten. Each Employee Benefit Plan is, and has at all times been, administered and operated in compliance with its terms, the Code, ERISA and all other federal, state and local laws (and all rules and regulations thereunder).  Each Employee Benefit Plan which the Company currently sponsors or contributes to can be amended or terminated at any time without liability to the Company.  The Company has performed all obligations required to be performed by it under any law or by the terms of each Employee Benefit Plan, and all contributions or payments deducted by the Company for tax purposes were properly deductible in the year for which such deductions were claimed.  The assets of the Company are not subject to any liens under ERISA or the Code, and no event has occurred, and no condition exists, which could subject the Company or its assets to a future liability or lien on account of any Controlled Group Benefit Plan.  A Controlled Group Benefit Plan means any Employee Benefit Plan which the Company or any affiliated entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), now maintains, ever maintained or to which any ERISA Affiliate ever contributed.  There are no actions, investigations or claims of any kind (other than routine benefit claims made in the ordinary course), pending or threatened, with respect to any Employee Benefit Plan.  There have been no audits or investigations of any Employee Benefit Plan by any governmental agency. The Company and all ERISA Affiliates have never been subject to the COBRA group health plan continuation of coverage requirements under ERISA Sections 601-608 and the regulations thereunder.  The Company and all ERISA Affiliates have at all times complied with any applicable continuation of coverage requirements under state law.

7.25.        Severance Obligations. The Company does not have any obligation to past employees for any severance payments or benefits, and the Company does not have any obligation for any severance payments or benefits to any person presently employed by the Company whose employment is terminated after the date hereof.  The closing of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the Company or of any affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee.

7.26.        Environmental. The Company has operated its business and maintained its assets (owned or leased) in compliance with all applicable environmental laws and regulations (except for such nonmaterial non-compliance Shaw has previously disclosed to Buyer) and neither the Company nor any Seller has received from any person, entity or governmental agency any: (i) notice or claim relating to breach or noncompliance with any environmental law; or (ii) written request for information pursuant to environmental law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

7.27.        Business Relationships. To the knowledge of the Company, the Company’s relationships with its suppliers, vendors, representatives and customers is satisfactory, and to the knowledge of the Company, there is no occurrence which, with or without the giving of notice or the lapse of time or both, would constitute a default under any agreement or arrangement with any such party or would adversely affect the Company’s relationship with any such party so as to have a material adverse effect on the business, operations, or condition (financial or otherwise) of the Company.

7.28.        Books and Records. The Company has made available to Buyer and its representatives all of the Company’s tax, accounting, corporate and financial books and records, whether in written, electronic or other form.  All such books and records are complete and correct, have been maintained on a current basis, and fairly reflect the basis for the Company’s financial condition and results of operations as set forth in the Base Balance Sheet.

7.29.        Knowledge of Adverse Conditions. To the knowledge of the Company, there are no present or future conditions, state of facts or circumstances which has affected or may in the aggregate have a material adverse effect upon the business or prospects of the Company taken as a whole.

7.30.        Information Technology.  All computer and other information technology systems of the Company are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. Except as disclosed on Schedule 7.30, in the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack that has resulted or is reasonably likely to result in disruption or damage to the Company or the Business. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of its computer and other information technology systems, including implementing and maintaining appropriate backup, disaster recovery and software and hardware support arrangements.

7.31.        Accounts Receivable.  Except as set forth on Schedule 3.4, the accounts receivable reflected on the Base Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Base Balance Sheet or, with respect to accounts receivable arising after the date thereof, on the accounting records of the Company have been determined in accordance with GAAP (or such other set of accounting principles disclosed to and reasonably acceptable to Buyer), subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

7.32.        Accuracy of Representations. All representations and warranties with respect to the Company and each Seller are true and correct as of the date hereof.  This Agreement does not contain any untrue statement of a material fact with respect to the Company or each Seller, or omit to state any material fact with respect thereto necessary to make the statements contained herein not misleading.

8.           Covenants of Buyer.

Buyer covenants and agrees as follows:

8.1.        It will maintain all negotiations and other information with respect to the transactions contemplated herein in confidence and, except as required by law, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders.  If it is required by law to make any such disclosure, it will first advise the Seller Representative of the content of the proposed disclosure, and the time and place that the disclosure will be made.  Buyer and the Seller Representative will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby.  Nothing herein shall restrict Buyer’s right to make a public announcement that the transactions contemplated herein have closed, or to include appropriate information in applicable regulatory filings.  This covenant shall survive the Closing.

8.2.        At the Closing, Buyer will cause the Company (or, at Buyer’s option, Buyer or a designated affiliate of Buyer) to engage Shaw pursuant to the terms of the Employment Agreement.

9.           Covenants of the Company and Sellers.

9.1.        The Company and each Seller will maintain all negotiations and other information with respect to the transactions contemplated herein and the terms of this Agreement, the Employment Agreements and the New Facility Lease in confidence and, except as required by law or with the consent of Buyer, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders.  If the Company or any Seller is required by law to make any such disclosure, it/he/she will first advise Buyer of the content of the proposed disclosure, and the time and place that the disclosure will be made.  Buyer and the Seller Representative will cooperate on appropriate publicity materials with respect to the transactions contemplated hereby.  This covenant shall survive the Closing for a period of five (5) years.

9.2.        Prior to the Closing Date, the Company will not engage in any practice, take or omit to take any action or enter into any transaction outside the ordinary course of business.

9.3.        Prior to the Closing Date, the Company and Shaw will each continue to operate the Business and the Company’s properties in the ordinary course of business, and will preserve and enforce, in the ordinary course of business, all rights with respect thereto, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

9.4.        Prior to the Closing Date, without the prior written consent of Buyer, the Company will not authorize any salary, bonus or compensation increase, other than in the ordinary course of its business and consistent with prior practice, or any dividends or loans to officers or directors.

9.5.        During the period commencing on the date hereof and ending on the Closing Date, the Company and Shaw will (i) provide Buyer and its representatives with full access during normal business hours to all of the Company’s properties, assets, books, records, contracts, leases, mortgages, commitments, instruments and agreements upon one-day’s notice, (ii) provide Buyer and its representatives with such tax, financial and operating data and other information with respect to the Company’s business and properties as Buyer shall from time to time reasonably request upon one-day’s notice, and (iii) permit Buyer and its representatives to consult with the Company’s representatives, officers, employees, bankers, attorneys, accountants, suppliers and customers.

9.6.        The Company and Shaw will obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company which may be required in order to enable them to perform their respective obligations hereunder.

9.7.        As promptly as practicable and in any event no later than thirty (30) days after the end of each calendar month ending after the date hereof and before the Closing Date, the Company will deliver to Buyer true and complete copies of its financial records, as of and for the month and the portion of the fiscal year then ended, together with the notes, if any, relating thereto, which financial statements shall be prepared in accordance with GAAP (or such other set of accounting principles disclosed to and reasonably acceptable to Buyer) on a basis consistent with the prior financial statements of the Company.

9.8.        At the Closing, Shaw shall agree to be engaged as an employee pursuant to the terms of the Employment Agreement.

9.9.        At the Closing, Shaw shall cause Landlord to enter into and execute a lease agreement in the form mutually agreed between Buyer and Landlord (the “New Facility Lease”), whereby Landlord will lease the Facilities to the Company.

9.10.        At or prior to the Closing Date, the Company will pay and discharge all of its obligations, whether arising by operation of law, by contract, by past custom or practice or otherwise, for salaries, vacation, holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or employees through the Closing Date (including all required taxes, insurance and withholding thereon).  The Company and Shaw will pay and discharge all of their respective obligations under any employment agreements for the employees listed on Schedule 7.23, as and when such obligations become due (including all required taxes, insurance and withholding thereon).  To the extent any such obligations are not so paid, the Company and Sellers hereby authorize Buyer to pay and discharge such amounts and deduct the full amount of all such payments from funds due from Buyer to Sellers pursuant to the terms hereof.

9.11.        Following the Closing, Shaw will pay all of the Retained Obligations as and when due.

9.12.        Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any tax election, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of Buyer or the Company in respect of any post-Closing tax period. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).  Sellers agree that Buyer is to have no liability for any tax resulting from any action of Sellers, the Company or any of their affiliates, and each agrees to jointly and severally (but subject to the last sentence of Section 14.2) indemnify and hold harmless the Company and Buyer against any such tax or reduction of any tax asset. For the avoidance of doubt, the foregoing shall survive the Closing.

10.         Conditions Precedent to Obligations of Buyer.

Buyer’s obligation to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Buyer in Buyer’s judgment, which judgment will not be unreasonably exercised, any of which conditions may be waived in writing, in whole or in part, by Buyer (the “Buyer Closing Conditions”):

10.1.        The representations and warranties made by or on behalf of the Company or each Seller contained in this Agreement or in any certificate or document delivered by, or at the direction of, the Company or any Seller to Buyer pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

10.2.        The Company and each Seller shall have each performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

10.3.        Since the date of the Base Balance Sheet, no material adverse change in the condition (financial or otherwise), business, earnings or, to the knowledge of the Company or Seller, prospects of the Company has occurred, except as disclosed on Schedule 7.16.

10.4.        The Company and Shaw shall have obtained the consent of all required governmental bodies and all third parties as required for the conclusion of the transactions contemplated by this Agreement, including approval of third parties under the leases, contracts, agreements or franchises required to continue the Business as it is currently conducted as described on Schedule 7.8, if any.

10.5.        Shaw shall have caused Landlord to enter into the New Facility Lease.

10.6.        [***]

10.7.        At or prior to the Closing, Shaw or his designee other than the Company, shall have assumed all of the Retained Obligations pursuant to the Instrument of Assumption in the form attached hereto as Exhibit C.

10.8.        Buyer shall have received the following:

(i)         A certificate from the Secretary of State (or similar office) of the Company’s jurisdiction of formation and any other jurisdiction where the Company is registered or otherwise qualified to do business, dated at or about the Closing Date, to the effect that the Company is in good standing under the laws of said jurisdiction(s).

(ii)        An officer’s certificate, certifying all of the Company’s constituent documents, as amended, and all current director(s) and officers of the Company, signed by the Company’s Secretary (with the Secretary’s incumbency separately confirmed in writing by the President) dated at or about the Closing Date, and all corporate records of the Company.

(iii)         Resignation letters of all of the directors and officers of the Company, effective as of the Closing.

(iv)         Resolutions of Sellers as shareholders of the Company authorizing the transaction contemplated under this Agreement, certified by the President of the Company dated at or about the Closing Date.

(v)          The duly executed Instrument of Assumption.

(vi)         Updated Schedule 7.15 as of the Closing Date.

(vii)         A certificate signed by an officer of the Company and each Seller and dated as of the Closing Date, to the effect that the conditions specified in Sections 10.1 through 10.4 have been fulfilled.

(viii)       Shaw’s counterpart signature page to the Employment Agreement.

(ix)         A duly executed New Facility Lease.

(x)          To the extent any Seller is an entity, then reasonably satisfactory evidence that the person(s) executing and delivering the Transaction Documents have the authority to do so on behalf of such Seller.

(xi)         Shaw’s counterpart to a Subordination Agreement between the Shaw and Buyer’s Lender, in form reasonably required by Buyer’s Lender.

(xii)         All other instruments, documents and certificates as are required to be delivered by or on behalf of the Company or Sellers pursuant to the provisions of this Agreement or that may be reasonably requested in furtherance of the provisions of this Agreement.

10.9.        Buyer shall have received the approval of Buyer’s Lender proceed with and authorization to fund the Purchase Price.

11.         Conditions Precedent to Obligations of the Company and Sellers.

The Company’s and Sellers’ obligations to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Sellers in their judgment, which judgment will not be unreasonably exercised, any of which conditions may be waived in writing, in whole or in part, by Sellers (the “Seller Closing Conditions”):

11.1.        The representations and warranties by Buyer contained in this Agreement or in any certificate or document delivered by, or at the direction of Buyer to the Company pursuant to the provisions hereof shall be true in all respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

11.2.        Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

11.3.        Buyer shall have delivered to the Seller Representative all of the exhibits and schedules required herein to be delivered by Buyer, and copies of the documents referred to therein, each duly executed, if required, and such exhibits, schedules and documents shall have been reasonably acceptable to the Company.

11.4.        The Seller Representative shall have received a certificate signed by an officer of Buyer, and dated the Closing Date, to the effect that the conditions specified in Sections 11.1 through 11.3 inclusive have been fulfilled.

11.5.        Buyer shall have delivered into escrow the Company’s counterpart signature page to the Employment Agreement.

11.6.       Buyer shall have made an offer to the Company’s current employees of continued employment with the Company post-closing, with a term of three (3) years (subject to earlier termination “for cause”) at compensation levels no less than those pre-closing; it being acknowledged, however, that each Employee Shareholder is entitled to their portion of the Employee Shareholders Payment at Closing as consideration for the sale of their shares of Company Stock, and accordingly (a) no Employee Shareholder is bound to accept such continued employment as a condition to their receipt of their portion of the Employee Shareholders Payment at Closing, and (b) the Company shall have no right to clawback any portion of such Employee Shareholders Payment upon termination of any Employee Shareholders’ employment following Closing.

11.7.         The Seller Representative shall have received all other instruments, documents and certificates as are required to be delivered by or on behalf of Buyer pursuant to the provisions of this Agreement or that may be reasonably requested by Seller in furtherance of the provisions of this Agreement.

12.         Intentionally Omitted.

13.        Business Protective Covenants. Sellers acknowledge that the Proprietary Information, goodwill and business relationships of the Company are an integral part of the benefits which Buyer is purchasing pursuant to the terms of this Agreement.  Accordingly, Sellers agree to be bound by the following protective covenants:

13.1.        For the period of time set forth in the Employment Agreement, Shaw will not, directly or indirectly, invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, lend his name or any similar name to, lend his credit to, any business whose services or activities compete in whole or in part with the Business anywhere within the United States; provided, however, that Shaw may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any enterprise (but without otherwise participating in the activities or control of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

13.2.        During the Restricted Period, neither Shaw nor UoF will, directly or indirectly, solicit, on behalf of any party other than the Company Group, business of the same or similar type being carried on by the Company Group, from any person or entity who is or was a customer of the Company Group at any time during the twelve (12) month preceding Closing, whether or not such Seller had personal contact with such customer during and by reason of the provision of services by the Company Group.

13.3.        During the Restricted Period, no Seller will, directly or indirectly, on behalf of any party other than the Company Group, (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Company Group at any time during the twelve (12) month period preceding Closing or in any manner induce or attempt to induce any employee of the Company Group to terminate his or her employment with the Company Group, as the case may be; or (ii) interfere with the Company Group’s relationship with any person, including any person who at any time during the twelve (12) month period preceding Closing was an employee, contractor, vendor, supplier or customer of the Company Group.

13.4.        During the Restricted Period, neither Shaw nor UoF will, directly or indirectly, use, misappropriate or disclose to others, or permit the use by or disclosure to others of, any Confidential Information (as hereinafter defined) of the Company Group.  As used herein, “Confidential Information” means all confidential and/or proprietary information and trade secrets, whether oral, written, computerized, digitized or otherwise, regarding the Company Group and its business, including, without limiting the generality of the foregoing, information regarding the Company Group’s intellectual property and technology (whether owned or licensed), patents and patent applications, research and development, inventions, systems, system configurations, equipment, software, internet and website matters, technical knowledge, know-how, techniques, manuals, look and feel, products, sales and marketing, costs, prices, earnings, business plans, financial information and forecasts, prospects, contracts, business arrangements, operating policies and procedures, methods of operation and business strategies, regardless of whether or not such information is deemed “trade secrets” under Florida law.  Confidential Information does not include information that is otherwise public through no breach by any Seller or any third party of any obligation of confidentiality to the Company Group.

13.5.       Each Seller agrees that it shall turn over to Buyer any and all Company property (including originals and any copies thereof) in their possession or under their respective control, including all confidential information and trade secrets, in whatever media or in whatever form, as of the Closing Date; provided, however, that it is agreed and understood that Shaw may retain some of this property in order to perform his obligations under the Employment Agreement and such property shall be returned to the Company Group upon termination of the Employment Agreement (in accordance with its terms).

13.6.        Notwithstanding any other provision herein to the contrary, in the event of breach by any Seller of the terms of this Section, Buyer (for itself or any member of the Company Group) shall be entitled to institute legal proceedings to obtain damages for such breach, or to enforce the specific performance of this Section and to enjoin such Seller from any further violation of this Section and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided at law. Each Seller acknowledges that remedies at law for any breach by any of them of the provisions of this Section may be inadequate.  In addition, in the event the agreements set forth in this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and enforced as so interpreted, all as determined by such court in such action.

14.         Indemnification.

14.1.        Indemnification by Buyer.  Buyer hereby agrees to indemnify and hold harmless Sellers from and against any and all Losses (as hereinafter defined), to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by Buyer of any of the terms of this Agreement, (ii) any failure of any warranty or representation of Buyer made herein or (iii) any failure by Buyer to perform or comply with any of their covenants or obligations under this Agreement.

14.2.         Indemnification by Sellers.

14.2.1.    By Shaw. Shaw shall indemnify and hold harmless Buyer and its shareholders, directors, officers, agents and employees, from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by the Company or Sellers of any of the terms of this Agreement; (ii) any failure of any warranty or representation of the Company or Sellers made herein or in any other closing certificate or deliverable; (iii) any failure by the Company or Sellers to perform or comply with any of its covenants or obligations under this Agreement; (iv) any liabilities of the Company arising from, or relating to any period prior to, Closing; (v) any non-compliance with any environmental law or regulation prior to Closing, whether or not disclosed to Buyer prior to Closing; provided, however that to the extent any other Seller is liable to indemnify Buyer under Section 14.2.2, Buyer agrees that it shall pursue a claim against such other Seller prior to seeking Losses from Shaw (but any survival period or statute of limitations relating to such claim shall be tolled for the period Buyer is pursuing such other Seller). Notwithstanding the foregoing, Shaw’s liability under Section 14.2.1(ii) shall exceed the amount of the Purchase Price actually paid to Shaw in the aggregate.

14.2.2.    By Other Sellers.  Each Seller other than Shaw shall, severally and not jointly, indemnify and hold harmless Buyer and its shareholders, directors, officers, agents and employees, from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with (i) any breach or failure of any Personal Seller Representations with respect to such Seller only or any representation of warranty made by such Seller in any other closing certificate or deliverable and (ii) any failure by such Seller to perform or comply with any of its covenants or obligations under this Agreement (including expressly Section 9.1 or 13.4). In furtherance of the foregoing and for the avoidance of any doubt, For the avoidance of any doubt, UoF and Employee Shareholders shall not be liable to indemnify for any Losses other than those expressly stated in this Section 14.2.2. Notwithstanding the foregoing, no Seller’s liability under Section 14.2.2(i) shall exceed the amount of the Purchase Price actually paid to such Seller.

14.3.        Definition of Losses.  For purposes of this Agreement, “Losses” shall mean the aggregate of any and all payments for claims, liabilities, suits, actions, demands, charges, damages, losses, costs or expenses (including reasonable attorneys’ fees, expert witness fees and court costs) of every kind and nature incurred by the indemnified party, net of all reserves with respect to such item, tax benefits, insurance proceeds and any indemnity, contribution or other similar payment from third parties.  Tax benefits will be considered to be realized for purposes of this Section in the year in which an indemnity payment occurs, taking into account the present value of any such tax benefits, and the amount of tax benefits shall be determined by assuming the person entitled to be indemnified is in the maximum applicable foreign, federal, state and local income tax bracket.

14.4.        Procedures. If any claim is made, or any suit or proceeding is instituted, which, if valid or prosecuted successfully would entitle a party to indemnification under this Section (a “Claim”), the indemnified party shall promptly give notice thereof to the indemnifying party in writing.  At the election of the indemnifying party, the indemnifying party shall, at its own cost and expense, assume the defense of such Claim or participate either directly or through their counsel with the indemnified party in the resolution, by litigation or otherwise, of any Claim.  The indemnified party agrees to cooperate (and to cause parties within its control to cooperate) with the indemnifying party in determining the validity of any Claim or assertion of any Losses including giving (and causing parties within its control to give) the indemnifying party full access to information within its possession.  The indemnified party agrees that it will not (and will cause parties within its control not to) settle any Claim without the prior written consent of the indemnifying party and to exercise its best efforts to avoid or minimize the Losses resulting from any Claim.  For purposes hereof, if the indemnifying party is the Sellers, it shall be sufficient for the indemnified party to give notice to the Seller Representative alone; provided that a courtesy copy shall be delivered to any Seller who may be personally liable for the specified claim in accordance with Section 17.

14.5.        Set Off Right. If any Claim is made which is subject to indemnification pursuant to this Agreement by any Seller, the Company Group shall have the right to withhold payments pursuant to any other payments due to Sellers hereunder or any other agreement between any Seller and any member of the Company Group in an amount which, in Buyer’s reasonable discretion, will be sufficient to pay all amounts due with respect to such Claim (the “Withheld Amounts”).  Such Withheld Amounts shall be segregated and held by such member(s) of the Company Group for the benefit of Sellers, as applicable, pending resolution of the Claim or Buyer’s satisfaction by other means that the Claim will be paid as and when due. For the avoidance of doubt, following resolution of any Claim, Buyer may set off against any amounts due to Buyer hereunder by Sellers. Notwithstanding the foregoing, Buyer shall not set off against any amount of wages or other compensation paid to any of the Employee Shareholders as employees of the Company.

14.6.        Exclusive Remedy. The foregoing indemnification rights shall be the sole and exclusive remedy for a breach of this Agreement from and after Closing, except to the extent of any injunctive or other equitable relief as may be sought to enforce any Seller’s obligations under Section 13 of this Agreement (it being agreed that any such action shall be sought solely against the Seller alleged to have breached such covenants and not against any other Seller).

14.7.        This Section 14 shall survive Closing.

15.        No Brokerage. None of the parties hereto has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agent’s commissions or the like in connection with this Agreement or the transactions contemplated hereby.  Each party hereto agrees to indemnify and hold the other party hereto harmless against and in respect of any such obligation or liability based on agreements, arrangements or understandings claimed to have been made by such party with any third party.

16.        Nature of Representations and Warranties. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the closing of the transactions contemplated hereunder, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises  or information, written or oral, made by the other party or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

17.          [***]

18.          Expenses.

18.1.        Each party hereto shall be responsible for and bear all of its own costs and expenses (including the expenses of its representatives) incurred at any time in connection with negotiation, due diligence and closing the transaction described herein.

18.2.        Each Seller shall pay all of its income taxes and other taxes based on its taxable income which may be required as a result of the transactions contemplated hereby.

19.         Survival. All representations and warranties made by any party herein shall survive for a period of three (3) years following the Closing Date, except for the Fundamental Representations, all of which shall survive until the expiration of all applicable statutes of limitation with respect thereto.  No party shall have a right of indemnification for a breach of representations and warranties unless the party claiming a right of indemnification has provided written notice to the indemnifying party of such claim within the survival period for the applicable representation and warranty. All covenants and agreements of the parties contained herein that by their terms are to be performed post-Closing shall survive the Closing indefinitely or for the period explicitly specified therein, including without limitation Sections 3.4, 8.2, 9.11, 13 and its subsections and 14 and its subsections, 17, 18.2, 19 and 22 through 32.

20.          Termination of Agreement.

20.1.        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by written notice from the party terminating the Agreement to the other party, as follows:

(i)          By Mutual Consent.  By the mutual written consent of Buyer and the Seller Representative.

(ii)        By Either Party.  At any time before the Closing, by Buyer or the Seller Representative, (a) in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five business days following written notification thereof by the terminating party, or (b) in the event one or more of the conditions precedent to such party’s obligation to close the transactions pursuant to this Agreement, as set forth in Section 10 or 11, as the case may be, have not been satisfied as required pursuant to the terms hereof due to default or failure to perform by the non-termination party (it being agreed that the inability to obtain consent or approval from any governmental authority or third party, including Buyer’s Lender is not a default or failure to perform by any party so long as such party used commercially reasonable efforts in seeking such consent or approval).

20.2.        In the event of termination of this Agreement pursuant to this Section 20, or if the Closing shall not have occurred on or before the Closing Date, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this Section 20 and Sections 8.1, 9.1, 18, 23, 24, 25, 26 and 27. If the Agreement is terminated pursuant to Section 20.1(ii), the terminating party may seek damages or pursue any other remedy available at law or in equity in connection with the applicable breach.  If the Agreement is terminated for any other reason, such termination shall be without liability or penalty of any kind to any party.

21.         Exclusivity; Termination of Agreement.

21.1.        Until Closing or earlier termination of this Agreement, the Company and Sellers will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner, encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of shares of Company Stock or the Company’s assets or business in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise, and will immediately notify Buyer regarding any contact between the Company and Sellers or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

21.2.        In the event the Closing does not take place on the Closing Date, the obligations of the parties hereto with respect to exclusivity set forth above in this Section and to proceed to the Closing will terminate.

22.         Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.  The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

23.        Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision.  In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

24.         Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Florida without regard to conflict of law principles.

25.       Arbitration. Any dispute to be submitted to binding arbitration pursuant to the terms of this Agreement shall be submitted to binding arbitration in Tampa, Florida, in accordance with the rules and procedures of (but not the auspices of) the American Arbitration Association.  The arbitrator’s decision will be final and may be enforced through any court having jurisdiction.  Each party will bear its own costs and expenses associated with such arbitration proceedings, including costs of witnesses, travel, attorneys, and other representatives.  The general costs and expenses of the arbitration proceedings, such as the fees of the mediator or arbitrator and the charges of the American Arbitration Association, will be divided equally among the parties to the dispute.

26.         Enforcement.

26.1.        Subject to Section 25, any suit, action or proceeding with respect to this Agreement shall be brought in the state and federal courts located in Tampa, Florida.  The parties hereto hereby accept the exclusive jurisdiction of those courts, as set forth above, for the purpose of any such suit, action or proceeding.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought as set forth above, and hereby further irrevocably waive any claim that any suit, action or proceeding so brought, has been brought in an inconvenient forum.

26.2.         The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party.  Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to  monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

27.        Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.   Buyer, at its option, may designate one or more other direct or indirect subsidiaries or affiliates of Buyer to purchase the shares of Company Stock.  Except as set forth herein, this Agreement shall not be assignable by any party hereto except as provided herein or with the prior written consent of the other parties.

28.        Entire Agreement; Modification. This Agreement, which includes all schedules and exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, correspondence, understandings and agreements, if any, between the parties; no amendment or modification of this Agreement shall be binding on the parties unless made in writing and duly executed by all parties.  There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein.

29.        Further Assurances.  Each of the parties hereto agrees to execute, acknowledge, seal and deliver, after the date hereof and after the Closing, such further assurances, instruments and documents and to take such further actions as the other may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

30.        Separate Counsel. Each party to this Agreement has had the opportunity to consult with independent counsel in the negotiation and finalization of this Agreement, and is relying on that counsel and no other in determining whether to commit to the covenants and agreements contained herein.

31.        Facsimile/Electronic Signatures and Counterparts. This Agreement may be executed and/or delivered by facsimile or electronic signatures (including manually signed copies, scanned and sent to the other parties as a .PDF or similar file) which shall have the full force and effect of original signatures. This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

32.         Seller Representative.  Each of the Sellers, by execution of this Agreement, hereby irrevocably constitutes and appoints Shaw (i.e., Gerry Shaw), as the sole, exclusive and lawful agent, representative and attorney-in-fact for such Sellers (“Seller Representative”) for those matters specified herein as being handled by Seller Representative, including without limitation that such Seller Representative shall: (a) be the designated party to receive all notices for the Sellers hereunder (including notices for Claims); and (b) have the sole authority to trigger a termination of this Agreement upon a breach by Buyer in accordance with Section 20.1.  Seller Representative hereby accepts such appointment.  Any action taken by the Seller Representative that is within the scope of Seller Representative’s authority set forth herein may be considered by Buyer to be the action of all of the Sellers for whom such action was taken for all purposes of this Agreement and any other document or other instrument to be entered into in connection herewith. For the avoidance of any doubt, the foregoing is not intended to, and does not, confer upon Seller Representative any right or authority to (i) modify or reduce the amount of the Purchase Price to be paid to any other Seller, (ii) waive any rights or protections applicable to any other Seller, (iii) compromise, settle or acknowledge any claims imposing personally liability on any other Seller or (iv) agree to any new or additional obligations on behalf of any other Seller.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BUYER:

ANTIBODIES INCORPORATED

By:
Name: Nathan Shandy
Title: Chief Financial Officer

COMPANY:

ENCOR BIOTECHNOLOGY INC.

By:
Name:
Title:

SHAW/SELLER REPRESENTATIVE:

GERRY SHAW

UOF:

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INCORPORATED

By:
Name:
Title:

EMPLOYEE SHAREHOLDERS:

[***]
EnCor Biotechnology Inc

[***]
EnCor Biotechnology Inc.

[Signature page to Stock Purchase Agreement]